EXHIBIT 12.1


                   STATEMENTS REGARDING COMPUTATION OF RATIOS


                                                                                                            THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                                 MARCH 31,
                         ------------------------------------------------------------------------------   ----------------------
                                                                                               2001                      2002
                            1997            1998           1999        2000        2001     (PRO FORMA)(2)   2002     (PRO FORMA)(3)
                         ----------      ----------     ----------  ----------  ----------  -----------   ----------  ----------
                                                                                            (UNAUDITED)   (UNAUDITED) (UNAUDITED)
Net income (loss) ...... $ (555,667)(1)  $2,122,575(1)  $3,059,160  $3,739,070  $3,357,904  $3,155,979    $  709,774  $  659,293
Plus:
 Interest expense ......  1,817,753       1,481,843      1,212,623   1,369,712   1,141,549   1,282,224       216,226     251,395
 Amortization of debt
 costs .................     79,426          69,598         75,490      86,928      79,768     141,018        19,696      35,009
                         ----------      ----------     ----------  ----------  ----------  ----------    ----------  ----------
Earnings (4) ...........  1,341,512       3,674,016      4,347,273   5,195,710   4,579,221   4,579,221       945,696     945,696
Interest expense and
  amortization of debt
  costs                   1,897,179       1,551,441      1,288,113   1,456,640   1,221,317   1,423,242       235,922     286,403
Capitalized interest ...         --          36,897        179,230     482,830     570,261     570,261       124,052     124,052
                         ----------      ----------     ----------  ----------  ----------  ----------    ----------  ----------
Fixed charges ..........  1,897,179       1,588,338      1,467,343   1,939,470   1,791,578   1,993,503       359,974     410,455
Ratio of earnings to
 fixed charges .........        n/a(4)         2.31           2.96        2.68        2.56        2.30          2.63        2.30
                         ==========      ==========     ==========  ==========  ==========  ==========    ==========  ==========


---------------------------------
(1) Amounts in 1997 and 1998 reflect income (loss) before income tax expense (benefit) of $(220,790) and $849,230, respectively. Effective January 1, 1999, we elected to be taxed as an S corporation and no longer pay income taxes at the corporate level.


(2) Adjusted to reflect the sale of the Notes and assumes Notes were outstanding on January 1, 2001 at an interest rate of 8.00%, offset by 5.75% debt paid off with proceeds of issuance of $4,510,000, along with debt issuance costs of $490,000 amortized over the term of the Notes.

(3) Adjusted to reflect the sale of the Notes and assumes Notes were outstanding on January 1, 2002 at an interest rate of 8.00%, offset by 5.75% debt paid off with proceeds of issuance of $4,510,000, along with debt issuance costs of $490,000 amortized over the term of the Notes.


(4) Deficiency of earnings to fixed charges was $555,667 for the year ended December 31, 1997.